Exhibit 99.B(h)(3)

AMENDMENT NO.1 TO AMENDED AND RESTATED ADMINISTRATION AND
TRANSFER AGENCY AGREEMENT

THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED ADMINISTRATION AND TRANSFER AGENCY AGREEMENT (this “Amendment”) made this 28th day of March, 2012, (the “Amendment Effective Date”), between SEI Institutional Managed Trust, a Massachusetts trust (the “Trust”), Accumulation Commodity Strategy Subsidiary Ltd. (a wholly owned subsidiary of SIMT Multi-Asset Accumulation Fund), Inflation Commodity Strategy Subsidiary Ltd. (a wholly owned subsidiary of SIMT Multi-Asset Inflation Managed Fund) (Accumulation Commodity Strategy Subsidiary Ltd. together with Inflation Commodity Strategy Subsidiary Ltd., each a “CFC” and together, the “CFCs”) and SEI Investments Global Funds Services (as successor in interest to SEI Investments Fund Management) (the “Administrator”).

WHEREAS, the Trust and the Administrator entered into an Amended and Restated Administration and Transfer Agency Agreement dated as of the 10th day of December, 2003 pursuant to which the Administrator agreed to provide certain administration, transfer agency and dividend distribution services to the Trust (the “Agreement”); and

WHEREAS, the Trust and the Administrator desire to amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Defined Terms. Except as specifically set forth herein, defined terms used herein shall have their respective meanings as set forth in the Agreement.

2.                                      New Parties to Agreement (Accumulation Commodity Strategy Subsidiary Ltd. and Inflation Commodity Strategy Subsidiary Ltd.). From and after the Amendment Effective Date, Accumulation Commodity Strategy Subsidiary Ltd. (a wholly owned subsidiary of SIMT Multi-Asset Accumulation Fund) and Inflation Commodity Strategy Subsidiary Ltd. (a wholly owned subsidiary of SIMT Multi-Asset Inflation Managed Fund) are each hereby added as a party to the Agreement and shall be referred to each as a “CFC” and together, as the “CFCs” which CFCs shall be included within the definition of Trust or a Fund for all purposes hereunder, wherever applicable.

3.                                      First WHEREAS clause. The First WHEREAS clause of the Agreement is hereby deleted and replaced in its entirety as follows:

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), consisting of multiple investment portfolios (each a “Fund” and, collectively, the “Funds”) and their and each Fund’s respective CFCs, which for purposes of this Agreement shall be treated as a “Trust” or “Funds” where applicable, each of which Fund may consist of one or more classes of shares of beneficial interest (“Shares”);

4.                                      Schedule D (Funds). Schedule D (Funds) of the Agreement is hereby deleted and replaced in its entirety as set forth on Schedule D to this Amendment.

5.                                      Article 8 (Duration and Termination of this Agreement). Article 8 (Duration and Termination of this Agreement) is hereby deleted and replaced in its entirety as follows:

ARTICLE 8.                      Duration and Termination of this Agreement. Unless terminated earlier in accordance with the provisions of this Article, this Agreement shall remain in effect for a period of two years from date of execution, and thereafter, for periods of one year so long as such continuance is specifically approved at least annually (i) by the Trustees of the Trust with respect to the Trust or Directors of a CFC with respect to the CFCs and (ii) by the vote of a majority of the Trustees of the Trust with respect to the Trust or the Directors of a CFC with respect to the CFCs who are not parties to this Agreement or interested persons of any such party. This Agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Trustees of the Trust with respect to the Trust or Directors of a CFC with respect to the CFCs on not less than 60 days’ written notice to the Administrator, or by the Administrator on not less than 90 days’ written notice to the Trust and the CFCs.

6.                                      Article 12 (Compliance with Governmental Rules and Regulations). Article 12 (Compliance with Governmental Rules and Regulations) is hereby deleted and replaced in its entirety as follows

ARTICLE 12.                                       Compliance With Governmental Rules and Regulations. The Administrator undertakes to comply in all material respects with applicable requirements of the Securities Act of 1933, the 1934 Act, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator hereunder. All of the Administrator’s duties shall be subject to the objectives, policies and restrictions contained in the Trust’s current registration statement under the 1940 Act, the Trust’s Declaration of Trust and By-Laws, the Articles of Association for each CFC, and any other guidelines that may be established by the Board of Trustees of the Trust or the Board of Directors of a CFC.

7.                                      Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and shall continue in full force and effect.

8.                                      Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument_ Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

9.                                      Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of the Administrator, the Funds, the Managed Account, the Investment Manager and each of their respective permitted successors and assigns.

10.                               Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any conflict of laws or choice of laws rules or principles thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the Amendment Effective Date.

TRUST:		ADMINISTRATOR:

By:	/s/ David F. McCann	By:	/s/ John Alshefski
Name:	David F. McCann	Name:	John Alshefski
Title:	Vice President	Title:	VP

CFCs:

ACCUMULATION COMMODITY STRATEGY SUBSIDIARY LTD.

By:	/s/ Robert A. Nesher
Name:	Robert A. Nesher
Title:	Director

INFLATION COMMODITY STRATEGY SUBSIDIARY LTD.

By:	/s/ Robert A. Nesher
Name:	Robert A. Nesher
Title:	Director